                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                PERFICIENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                PERFICIENT, INC.
                7600-B North Capital of Texas Highway, Suite 340
                               Austin, Texas 78731

      --------------------------------------------------------------------
                     NOTICE OF ANNUL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 2000
      --------------------------------------------------------------------

NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of the Stockholders of Perficient, Inc. ("Perficient") will be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, 78704 on June 29, 2000 at 9:00 a.m., for the following purposes:

          (1) To elect six directors to hold office for a term of one year or until their successors have been duly elected and qualified;

          (2) To ratify the appointment of Ernst & Young LLP as Perficient's independent auditors for the fiscal year ending December 31, 2000; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on May 12, 2000 as the record date for the determination of stockholders of Perficient entitled to notice of and to vote at the Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

ALL STOCKHOLDERS ARE ASKED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                             By Order of the Board of Directors

                                             John A. Hinners
                                             Secretary
June 6, 2000
Austin, Texas

                                PERFICIENT, INC.
                7600-B North Capital of Texas Highway, Suite 340
                               Austin, Texas 78731

     ---------------------------------------------------------------------
                       PROXY STATEMENT FOR ANNUAL MEETING
     ---------------------------------------------------------------------

         This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Perficient, Inc., a Delaware corporation ("Perficient"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on June 29, 2000 at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, 78704 at 9:00 a.m., and at any adjournment thereof. This Proxy Statement and the accompanying Notice and Proxy are being mailed to stockholders on or about June 7, 2000. The principal executive offices of Perficient are located at the address listed above.

         Only stockholders of record at the close of business on the record date, May 12, 2000 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof.

         On the Record Date, there were outstanding and entitled to vote 6,070,538 shares of Perficient's common stock, $.001 par value per share. Each outstanding share of Perficient common stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Perficient common stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Perficient common stock have no cumulative voting rights.

VOTING OF PROXIES

         If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board of Directors.

         A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, by duly executing and delivering to the Secretary of Perficient a proxy bearing a later date, or by voting in person at the Meeting.

         Directors of Perficient will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting, is required for the ratification and approval of any and all other matters which are being put to a stockholder vote at the Meeting. Votes will NOT be considered cast if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker. Accordingly, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, our transfer agent.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth certain information regarding the beneficial ownership of Perficient common stock as of May 12, 2000 for (i) each person or entity who is known by us to own beneficially more than five percent (5%) of Perficient common stock; (ii) each Named Executive Officer listed in the Summary Compensation table below; (iii) each director of Perficient; and (iv) all directors and executive officers as a group.

                                                               AMOUNT AND NATURE    PERCENT OF CLASS(2)
                                                                   OF SHARES        -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        BENEFICIALLY OWNED
---------------------------------------                        ------------------
Powershift Ventures, L.P.
7600-B North Capital of Texas Highway
Austin, TX, 78731                                                         633,750              10.44%

Beekman Ventures, Inc.
2716 Barton Creek Boulevard
Austin, TX 78735-1670                                                     512,892               8.45

Bryan R. Menell(3)                                                        494,550               8.15

John T. McDonald(4)                                                       674,192              10.84

Sam J. Fatigato                                                           649,100              10.69

Eric Simone                                                               649,100              10.69

Robert Anderson                                                           373,584               6.15

John A. Hinners(5)(6)                                                      80,000               1.31

Steven G. Papermaster(7)                                                  828,750              13.65

David S. Lundeen                                                          326,250               5.37

Dr. W. Frank King(8)                                                       25,000                  *

Philip J. Rosenbaum(8)                                                     25,000                  *

Directors and executive officers as a group (8 persons)                 3,102,842              49.25%

-----------

* Indicates less than 1% of the outstanding shares of Perficient common stock.

(1) Unless otherwise indicated, the address of each person or entity is 7600-B North Capital of Texas Highway, Austin, Texas 78731.

(2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(3) Includes an aggregate of 200,000 shares of Perficient common stock that are subject to options granted by Mr. Menell to certain employees and officers of Perficient.

(4) Includes 512,892 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares. Also includes 150,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. McDonald by Mr. Menell. Does not include options to purchase 50,000 shares of Perficient common stock that are not exercisable within 60 days of the date hereof.

(5)      Includes 5,000 shares held in the name of the Aubry Smith Hinners
         Section 2503(c) Trust.

(6) Includes options to purchase 30,000 shares of Perficient common stock exercisable within 60 days of the date hereof. Does not include options to purchase 80,000 shares of Perficient common stock that are not exercisable within 60 days of the date hereof or 20,000 shares of Perficient common stock that may be acquired from Mr. Menell upon the exercise of a stock option granted to Mr. Hinners by Mr. Menell but that is not exercisable within 60 days of the date hereof.

(7) Includes 633,750 shares owned by Powershift Ventures, L.P., of which Mr. Papermaster is the sole general partner. Mr. Papermaster is deemed to be the beneficial owner of such shares. Does not include 16,250 shares held in various family trusts over which Mr. Papermaster has neither voting nor dispositive power.

(8) Includes options to purchase 25,000 shares of Perficient common stock exercisable within 60 days of the date hereof.

PROPOSAL 1.  ELECTION OF DIRECTORS

         At this year's Annual Meeting of Stockholders, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

         The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the following nominee directors: John T. McDonald, Steven G. Papermaster, David S. Lundeen, Dr. W. Frank King, Philip J. Rosenbaum and Sam J. Fatigato. If any of the nominee directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by us, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

         Bryan R. Menell, one of our founders, has resigned his positions as Director and President of Perficient, effective May 1, 2000. Therefore, Mr. Menell will not stand for election at this year's Annual Meeting of Stockholders. Upon Mr. Menell's resignation, the Board of Directors appointed Sam J. Fatigato to fill the resulting vacancy and to serve the remainder of Mr. Menell's term. Mr. Fatigato also became our Chief Operating Officer on May 1, 2000 upon the consummation of our acquisition by way of merger of Compete Inc., an Illinois corporation. Mr. Fatigato has been nominated to stand for election at this year's Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEE DIRECTORS.

       The name and age of each of the nominee directors and executive officers of Perficient, their respective positions with Perficient and the period during which each such individual has served in that capacity are set forth below. Additional biographical information concerning each of the nominee directors and executive officers follows the table.


   NAME                      AGE     POSITION WITH PERFICIENT                     HELD POSITION SINCE
   ----                      ---     ------------------------                     -------------------
   John T. McDonald          36      Chief Executive Officer and Director                 1999

   Steven G. Papermaster     41      Chairman of the Board                                1998

   Sam J. Fatigato           38      Chief Operating Officer and Director                 2000

   David S. Lundeen          38      Director                                             1998

   Dr. W. Frank King         60      Director                                             1999


                                       4


   NAME                      AGE     POSITION WITH PERFICIENT                     HELD POSITION SINCE
   ----                      ---     ------------------------                     -------------------

   Philip J. Rosenbaum       50      Director                                             1999

   John A. Hinners           43      Chief Financial Officer and Vice President           1999


CERTAIN BIOGRAPHICAL INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         JOHN T. MCDONALD joined Perficient in April 1999 as our Chief Executive Officer. Since October 1998, Mr. McDonald has been the president of Beekman Ventures, Inc., a New York-based firm specializing in private equity investments in technology companies. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc. ("VideoSite"), a multimedia software company that is currently a subsidiary of GTECH Corporation ("GTECH"). GTECH acquired VideoSite in October 1997, 18 months after Mr. McDonald became VideoSite's president. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and International Business Machines Corporation ("IBM"). From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York focusing on mergers and acquisitions and corporate finance. Mr. McDonald received a B.A. in Economics from Fordham University in 1984 and a J.D. from Fordham Law School in 1987.

         STEVEN G. PAPERMASTER joined Perficient in April 1998 as a director and became Chairman in May 1999. He is also the Chairman of Powershift Group, an Austin-based technology venture development firm, and the general partner of Powershift Ventures, L.P., one of our principal stockholders. Mr. Papermaster is also a co-founder and the Chief Executive Officer of Agillion.com, Inc., an Internet business service provider. He currently serves as a member of the Board of Directors of Vignette Corporation ("Vignette") and various privately-held companies. From 1987 to December 1997, Mr. Papermaster was the founder, chairman and Chief Executive Officer of BSG Corporation ("BSG"). Mr. Papermaster received a B.A. in Finance from the University of Texas at Austin in 1981 and began his career as a consultant with Arthur Andersen & Co. in the Management Information Consulting Division.

         SAM J. FATIGATO was appointed to our Board of Directors and was named our Chief Operating Officer on May 1, 2000 upon the consummation of our acquistion by way of merger of Compete Inc. From 1996 until May 2000, Mr. Fatigato served as Chief Executive Officer of Compete Inc. Prior to co-founding Compete, Mr. Fatigato was employed by IBM for 12 years, where he held various technical, sales and operational management positions. Mr. Fatigato received a B.A. from Northwestern University in 1983.

         DAVID S. LUNDEEN joined Perficient in April 1998 as a director. Since March 1999, Mr. Lundeen has been a partner with Watershed Capital, a venture capital firm in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses, including Powershift Group. From June 1995 to June 1997, he served as the chief financial officer and chief operating officer of BSG. Prior to that period, Mr. Lundeen served as president of Blockbuster Technology and as vice president of finance of Blockbuster Video. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988.

         DR. W. FRANK KING became a member of our Board of Directors in June 1999. He has served as a Director of PSW Technologies, Inc. ("PSW"), a publicly-traded consulting services company, since October 1996. From 1992 to August 1998, Dr. King served as President and Chief Executive Officer of PSW. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King currently serves on the boards of directors of Auspex Systems, Inc., Eon Communications, Inc., Excalibur Technologies Corporation and Natural Microsystems Corporation. Dr. King earned a Ph.D. in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University, and a B.S. in electrical engineering from the University of Florida.

         PHILIP J. ROSENBAUM became a member of our Board of Directors in June 1999. Since May 1995, Mr. Rosenbaum has been a self-employed developer of new businesses, investor and consultant. From February 1993 to May 1995, Mr. Rosenbaum was Vice President of International Operations of Unify Corporation, a software development tool supplier. Mr. Rosenbaum also serves on the board of directors of a privately held software company. Mr. Rosenbaum received a B.S. from Rutgers in 1972.

         JOHN A. HINNERS joined Perficient in April 1999 as Chief Financial Officer and Vice President. From March 1998 until joining Perficient, Mr. Hinners independently provided financial consulting services primarily to start-up software companies. From October 1994 to February 1998, he was Managing Director-Finance and Administration of BSG Alliance/IT, Inc., a subsidiary of BSG. During this period, Mr. Hinners was responsible for operational and financial management of international subsidiaries and joint ventures, as well as financial review and management of acquisitions and large transactions. From August 1988 through September 1994, he served as Chief Financial Officer of such subsidiary. Mr. Hinners received a B.B.A. in Finance in 1979 and an M.B.A. in Accounting in 1981 from the University of Texas at Austin.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND LIABILITY

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq SmallCap Market. Based solely on a review of the copies of reports furnished to us and written representations from our executive officers, directors and persons who beneficially own more than ten percent of our equity securities, we believe that, during the preceding year, all filing requirements applicable to our officers, directors and ten percent beneficial owners under
Section 16(a) were satisfied, except that David S. Lundeen, one of our directors, filed a Form 4 that reflected one purchase transaction late and Bryan
R. Menell, one of our officers, filed a Form 4 covering one transaction late.

         Section 16(b) of the Securities and Exchange Act of 1934 provides that any profits realized by a director, officer, or beneficial owner of more than ten percent (10%) of a our equity securities as a result of sale and purchase or purchase and sale transactions in our securities that have transpired within a six month period must be disgorged to us. Certain of our directors and officers have voluntarily disgorged certain imputed profits in accordance with Section 16(b) for certain sales of common stock or derivative securities during 2000. Bryan R. Menell and John T. McDonald, each a director and officer of Perficient, disgorged $53,920 and $38,812 respectively. Mr. Lundeen, one of our directors, disgorged $10,250.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         Our Board of Directors is currently comprised of six directors. In connection with our acquisition by way of merger of Compete Inc., Bryan R. Menell resigned his position as Director effective May 1, 2000. Sam Fatigato, former Chief Executive Officer of Compete Inc. was appointed by the Board of Directors to fill the seat vacated by Mr. Menell and to serve the remainder of Mr. Menell's term. As a condition to our acquisition of Compete, we agreed to nominate and recommend Mr. Fatigato as one of our directors so long as he and the other shareholders and accelerated option holders of Compete and their affiliates own more than ten percent (10%) of the shares of Perficient common stock issued to them in the acquisition transaction. If Mr. Fatigato, however, is not elected to the Board of Directors, he will continue to have a right to attend and observe all meetings of the Board of Directors.

         Gilford Securities Incorporated ("Gilford"), the underwriter of our initial public offering and placement agent in our private placement, may also designate one person for election to our Board of Directors for the next three years. To date, Gilford has not designated any persons to the Board of Directors. In the event Gilford does not elect to designate a nominee to the Board of Directors, Gilford may designate one person to attend meetings of our Board of Directors as an observer during such three year period.

         During fiscal year 1999, the Board of Directors held two meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 1999.

         The Board of Directors has created a Compensation Committee and an Audit Committee. The Board of Directors has not created a Nominating or similar Committee. Both the Compensation Committee and the Audit Committee are comprised of Dr. W. Frank King and Philip J. Rosenbaum.

         The Compensation Committee, which held one meeting during fiscal year 1999, makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our Employee Stock Option/Stock Issuance Plan. The Audit Committee, which held no meetings during fiscal year 1999, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning the annual and long-term compensation earned by the individuals who served as our Chief Executive Officer and certain other executive officers (collectively, "Named Executive Officers") during fiscal years 1998 and 1999 for services rendered in all capacities during those years. Bryan R. Menell served as Perficient's Chief Executive Officer from Perficient's inception until April 1999 and served as Perficient's President from inception until May 2000. In connection with our acquisition by way of merger with Compete Inc., however, Mr. Menell has resigned from his position as President and has become a Managing Director of one of our practices. John T. McDonald joined Perficient in April 1999 and assumed the duties of Chief Executive Officer. Barry Demak joined Perficient in 1999 and serves as a Vice President of Perficient. No other individual employed by Perficient received a salary and bonus in excess of $100,000 during fiscal year 1999.


                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                                  -------------------            ----------------------


NAME AND PRINCIPAL
     POSITION                     YEAR         SALARY ($)      BONUS ($)     SECURITIES UNDERLYING OPTIONS (#)
--------------------              ----         ----------      ---------     ---------------------------------

John T. McDonald, Chief           1999            50,000         --                   --
Executive Officer and             1998                --         --                   --
Director

Bryan R. Menell,                  1999            96,667         --                   --
President                         1998            80,000         --                   --


Barry Demak,                      1999           110,400       22,000                 --
Vice President                    1998            45,000         --                150,000


COMPENSATION OF DIRECTORS

         Dr. W. Frank King and Philip J. Rosenbaum receive an annual retainer of $15,000 to serve on the Board of Directors. Other directors receive no cash remuneration for serving on the Board of Directors. Non-employee directors, however, are granted options to purchase 20,000 shares of our common stock in their first year of service and are granted additional options to purchase 5,000 shares of our common stock in each subsequent year of service. All directors are reimbursed for reasonable expenses incurred by them in attending Board and Committee meetings.

EMPLOYMENT ARRANGEMENTS

         Mr. McDonald and Mr. Menell have employment agreements that each extend for a one-year term. Mr. McDonald's employment agreement provides for a monthly salary of $11,250 and three months' severance pay if we terminate him without cause following a change in control. Mr. Menell's employment agreement provides for a monthly salary of $10,000 and three months' severance pay if we terminate him without cause following a change in control. Additionally,

Mr. McDonald and Mr. Menell have agreed to refrain from competing with us for a period of two years following the termination of their employment.

         We have a letter agreement with John A. Hinners, Chief Financial Officer and Vice President, concerning his employment. Under this agreement, if, following a change in control of Perficient, Mr. Hinners is either terminated, or his job responsibilities are significantly reduced, or he is required to relocate, or our then current chief executive officer is terminated or not offered the chief executive officer position in the surviving company, Mr. Hinners' stock options to purchase 60,000 shares of Perficient common stock at an exercise price of $0.50 per share, 25,000 of which have vested and the remainder of which vest at a rate of 5,000 shares at the end of each three month period following April 1, 2000, will become fully vested within six months after the change-in-control event. Mr. Hinners will receive six months' severance pay for any termination without cause.

401(k) PROFIT SHARING PLAN

         We have adopted a 401(k) Profit Sharing Plan. Our 401(k) plan is available to all employees who have attained age 21. An employee may contribute, on a pre-tax basis, up to 20% of his or her wages, subject to limitations specified under the Internal Revenue Code. Under the terms of our 401(k) plan, we may make a discretionary matching contribution equal to a percentage of the employee's contribution to our 401(k) plan and a discretionary amount determined annually by us and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under our 401(k) plan. Employee contributions are fully vested and non-forfeitable. Any matching or discretionary contributions vest 25% for each year of service. To date, we have not made any matching contributions under our 401(k) plan.

1999 STOCK OPTION/STOCK ISSUANCE PLAN

         Our 1999 Stock Option/Stock Issuance Plan was adopted by the Board of Directors and approved by our stockholders on May 3, 1999. The plan became effective upon its adoption by the Board of Directors.

         We originally reserved 700,000 shares of our common stock for issuance under our 1999 stock option plan and the options granted prior to adoption of the 1999 stock option plan. However, at the Special Meeting of Stockholders held on May 1, 2000, the stockholders of Perficient approved an amendment to the 1999 Stock Option/Stock Issuance Plan which increased the number of shares authorized under the plan to 1,850,000. Under the plan, in no event may any one participant in our 1999 stock option plan receive option grants or direct stock issuances for more than 75,000 shares in the aggregate per calendar year.

         Our 1999 stock option plan has three separate programs: (i) the discretionary option grant program under which eligible individuals in our employ or service, including officers, non-employee board members and consultants, may be granted options to purchase shares of our common stock, (ii) the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services and (iii) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

         The discretionary option grant and stock issuance programs will be administered by the Compensation Committee of our Board of Directors. This Committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Neither the Compensation Committee nor the Board of Directors will exercise any administrative discretion with respect to option grants made under the automatic option grant program for the non-employee board members.

         The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Compensation Committee may allow a participant to pay the option exercise price or direct issue price, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

         In the event that we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Compensation Committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The Compensation Committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members or the options and shares may accelerate upon a subsequent termination of the individual's service.

         Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of our common stock.

         The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

         Under the automatic option grant program, each individual who first joins our Board of Directors after July 28, 1999, the effective date of our initial public offering, as a non-employee board member will automatically be granted an option for 20,000 shares of our common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2000 meeting, each individual who is to continue to serve as a non-employee board member and was not a member of our board prior to July 28, 1999 will receive an option grant to purchase 5,000 shares of our common stock, provided he or she has served on the board at least six months. Each of these options will be fully-vested upon grant.

         Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

         The Board of Directors may amend or modify our 1999 stock option plan at any time, subject to any required stockholder approval. The 1999 stock option plan will terminate no later than May 2, 2009.

OPTION GRANTS IN LAST FISCAL YEAR TO NAMED EXECUTIVE OFFICERS

         None of the Named Executive Officers were granted stock options during fiscal year ended December 31, 1999. However, John T. McDonald was granted options to purchase 50,000 shares of Perficient Common Stock at $14.688 per share in January 2000.

OPTION EXERCISES AND FISCAL YEAR END VALUES

         None of the Named Executive Officers exercised stock options during the fiscal year ended December 31, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF SECURITIES

         Within the last two years, we have made the following sales of our common stock in transactions that were not registered under the Securities Act of 1933:

         - On April 15, 1998, we sold 221,000 shares to Powershift Ventures, LLC for an aggregate purchase price of $22,100 and 119,000 shares to David S. Lundeen, a director, for an aggregate purchase price of $11,900. Steven G. Papermaster, our Chairman of the Board, is the president of Powershift Ventures, LLC and a general partner of Powershift Ventures, L.P. Mr. Papermaster became a director and Powershift Ventures, LLC became a 5% stockholder in connection with this April 1998 stock purchase. Mr. Lundeen became a director and 5% stockholder in connection with his April 1998 stock purchase.

         - On June 10, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,550.

         - On July 15, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,550.

         - On January 12, 1999, we sold 350,000 shares to Beekman Ventures, Inc., a 5% stockholder, for an aggregate purchase price of $175,000, 50,000 shares to John A. Hinners, now our Chief Financial Officer, for an aggregate purchase price of $25,000 and 40,000 shares to Mr. Lundeen for an aggregate purchase price of $20,000. John T. McDonald, our Chief Executive Officer and a director, is the president and sole stockholder of Beekman Ventures. However, Mr. McDonald did not become an officer and director until April 1999. Mr. Hinners did not become our Chief Financial Officer until April 1999.

         - On February 7, 2000, we completed an $8.1 million private placement of our common stock. We issued and sold a total of 400,000 shares of common stock resulting in gross proceeds of $5.6 million. Mr. McDonald, one of our officers and directors, Bryan R. Menell, at the time, one of our officers and directors, and David S. Lundeen, one of our directors, sold the remaining 180,000 shares of common stock in the private placement. The private placement was priced at $14.00 per share. Gilford Securities Incorporated acted as placement agent in connection with the private placement. We granted certain registration rights to the purchasers of all of the shares.

         - On May 1, 2000, we consummated the acquisition by way of merger of Compete Inc., an Illinois corporation, with and into our wholly-owned subsidiary, Perficient Compete, Inc., a Delaware corporation. As part of the merger consideration we issued an aggregate of 1,001,933 shares of common stock and option to purchase 393,670 shares of common stock, and to the shareholders of Compete Inc. at closing, of which 324,550 shares were issued to Sam Fatigato, Compete's Chief Executive Officer. In connection with the Compete transaction, Mr. Fatigato was appointed to our Board of Directors and named our Chief Operating Officer. Additionally, we issued 1,001,933 shares of our common stock that are being held in escrow for disposition by the escrow agent in accordance with the Escrow Agreement dated as of May 1, 2000, of which 324,550 shares are issued in the name of Mr. Fatigato. We granted certain registration rights to the former shareholders of Compete to whom shares of Perficient common stock were issued.

         These sales were conducted in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933, as transactions not involving a public offering.

POWERSHIFT SUBLEASE

          From April 1998 until March 2000, we subleased office space on a month-to-month basis from Powershift Ventures, LLC, of which Mr. Papermaster is president and a beneficial owner.

From August 1999 through April 2000, we had been paying rent of $4,500 a month, which we believe was consistent with prevailing market rates. The monthly rental amounts were arrived at by arms' length negotiations. We have terminated this sublease, however, and as of April 8, 2000, we now lease approximately 5,900 square feet of office space at a total monthly rent of approximately $15,000 from HUB Properties Trust.

VIGNETTE RELATIONSHIP

         Mr. Papermaster, the Chairman of our Board, has served on the board of directors of Vignette Corporation, our largest partner, since September 1998. During 1999, Vignette accounted for 96% of our revenue.

BEEKMAN VENTURE LOAN

         In June 1999, Beekman Ventures, of which Mr. McDonald, our Chief Executive Officer, is President and sole stockholder, loaned us $100,000 to cover certain working capital requirements. This loan was subsequently repaid at a market rate of interest.

FUTURE TRANSACTIONS

         All future transactions, including loans, if any, between our officers, directors, principal stockholders or their affiliates and us, are required by the Board of Directors to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL 2.  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors, subject to stockholder ratification, has selected Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2000. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

         The affirmative vote of the holders of a majority of the shares of Perficient common stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any stockholder proposals intended to be presented at our next annual meeting of stockholders must be received by Perficient at our offices at 7600-B North Capital of Texas Highway, Austin, Texas 78731, on or before February 7, 2000, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

EXPENSES OF SOLICITATION

         The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by our regular employees, either personally or by telephone or telegraph. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

OTHER MATTERS

         The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

EXPERTS

         The audited consolidated financial statements and schedules of Perficient have been audited and prepared by Ernst & Young LLP, independent public accountants, as indicated in their reports thereto, and are included in the 2000 Annual Report to Stockholders accompanying this Proxy Statement in reliance upon the authority of that firm as experts in accounting and auditing.

FORM 10-KSB

         WE WILL FURNISH, WITHOUT CHARGE TO EACH PERSON SOLICITED AND TO EACH BENEFICIAL OWNER OF OUR SECURITIES, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB, EXCEPT FOR THE EXHIBITS TO SUCH FORM 10-KSB BUT INCLUDING THE FINANCIAL STATEMENTS FILED WITH SUCH FORM 10-KSB. WE WILL FURNISH ANY EXHIBIT TO THE FORM 10-KSB UPON THE PAYMENT OF A REASONABLE FEE WHICH SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE DIRECTED TO MR. JOHN A. HINNERS, PERFICIENT, INC., 7600-B, NORTH CAPITAL OF TEXAS HIGHWAY, SUITE 340, AUSTIN, TEXAS, 78731, TELEPHONE NUMBER (512) 531-6000.

                                       By Order of the Board of Directors



                                       John A. Hinners
                                       Secretary

Dated:  June 6, 2000

                                PERFICIENT, INC.


         The undersigned hereby appoints John T. McDonald, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of Perficient, Inc. ("Perficient"), to be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, 78704 on June 29, 2000, at 9:00 a.m., central time, or any adjournment thereof, and to vote the number of shares of Common Stock of Perficient that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. / / FOR or / / WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

                  John T. McDonald
                  Steven G. Papermaster
                  Sam J. Fatigato
                  David S. Lundeen
                  Dr. W. Frank King
                  Philip J. Rosenbaum

(Instruction: To withhold authority to vote for an individual nominee, write the nominee's name on the line provided below.)

-------------------------------

2. Approval of the appointment of Ernst & Young LLP as Perficient's independent auditors for the fiscal year ending December 31, 2000.

FOR / /   AGAINST / /   ABSTAIN / /


3. Approval of such other matters that come before the annual meeting of stockholders, or any adjournment thereof, that are required to be approved by the stockholders of Perficient.


         The Proxy will vote as specified herein or, if a choice is not specified, he will vote "For" the proposals set forth in Items 1 and 2.

         This Proxy is solicited by the Board of Directors of Perficient.

                       Receipt of the Notice of Annual Meeting
                       of Stockholders and Proxy Statement dated June 6, 2000 is hereby acknowledged:

                       Date:                       ,
                             ----------------------  ----
                       ----------------------------------
                       ----------------------------------
                       ----------------------------------
                                   (Signature)
(Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity).